Exhibit 99.1

               Potlatch Reports Second Quarter Results

    SPOKANE, Wash.--(BUSINESS WIRE)--July 26, 2007--Potlatch
Corporation (NYSE:PCH) today reported financial results for the second quarter ended June 30, 2007.

    Financial Highlights

        -- Second quarter earnings from continuing operations were $35.4 million, or $0.90 per diluted common share

        -- Earnings from continuing operations for the first half of 2007 were $40.8 million, or $1.04 per diluted common share

        -- Cash provided by operating activities from continuing operations was $73.1 million for the six months ended June 30, 2007

    "Log pricing during the second quarter remained strong despite a persistent weakness in lumber pricing caused by the continued slump in U.S. housing starts," said Michael J. Covey, chairman, president and chief executive officer.

    "During the second quarter, Potlatch made significant progress toward achieving its 2007 goal of selling 15,000-20,000 acres of non-strategic land. The company sold nearly 7,500 acres of non-core lands with revenue of $8.6 million. Although timing of real estate closings is difficult to forecast, the market for rural recreation property remains strong.

    "In addition, second quarter results were augmented by exceptional results in the Pulp and Paperboard division, where we had record production and strong pricing. Market prices for pulp are as strong as they have been in the past 12 years.

    "Finally, sales for all of Potlatch's Forest Stewardship Council
(FSC) certified solid wood and paperboard products showed continued growth during the quarter."

    Q2 2007 Financial Summary

        -- Earnings from continuing operations were $35.4 million, or $0.90 per diluted common share, compared to $8.2 million or $0.21 per diluted common share for the second quarter 2006. Second quarter 2007 results included a one-time payment of $1.4 million for retroactive pay associated with the settlement of the union contracts for the company's pulp and paperboard and consumer products operations in Lewiston.

        -- Net earnings for the second quarter 2007 were $34.0 million, or $0.87 per diluted common share, compared to $2.4 million, or $0.06 per diluted common share, for the second quarter 2006. During the second quarter 2007, the company completed the sale of its hybrid poplar tree farm in Boardman, Oregon, to a private-equity tree farm investment fund for approximately $65 million in cash. Results for the hybrid poplar tree farm, which are included in net earnings and are classified as discontinued operations in the Statements of Operations and Comprehensive Income, were a net loss of $1.4 million for the second quarter 2007, compared to a net loss of $5.8 million in the second quarter 2006.

    First Half 2007 Financial Summary

        -- Earnings from continuing operations were $40.8 million, or $1.04 per diluted common share, compared to $77.6 million or $2.26 per diluted common share for the first half of last year. Results from continuing operations for the first half of 2006 included a net tax benefit of $51.2 million related to the company's conversion to a real estate investment trust.

        -- Cash provided by operating activities from continuing operations for the first half of 2007 was $73.1 million, compared to $108.6 million for the same period in 2006.

        -- Net earnings were $4.2 million, or $0.11 per diluted common share, compared to net earnings of $68.1 million, or $1.98 per diluted common share, for the first half of 2006. First half results included an after-tax loss on disposal of $33.0 million for the sale of the company's hybrid poplar tree farm in 2007 and after-tax operating losses for the tree farm of $3.7 million and $9.4 million for 2007 and 2006, respectively.

    Second Quarter 2007 Business Performance

    Resource

        -- Operating income for the segment was $19.9 million, compared to $16.1 million earned in the second quarter 2006.

        -- Potlatch capitalized on improving markets in the southern region and sold more volume compared to 2006, when harvest levels were partially curtailed due to poor market conditions.

        - Fee harvest increased 116 percent in the quarter compared to the second quarter 2006.

        - Prices rose 2.5 percent in the southern region compared to first quarter 2007 and 7.7 percent compared to the second quarter 2006.

        -- Harvest levels in the northern region were up overall compared to the same period last year. Increased harvest levels in Idaho were the primary contributor.

        - Fee harvest declined 9.2 percent from the first quarter
        2007, primarily due to seasonal logging curtailments; however, harvest levels were up 9.9 percent compared to the second quarter 2006.

        - Prices rose 13 percent in the northern region compared to the first quarter 2007 but were down 10 percent compared to the second quarter 2006. Species variability and general price erosion in Minnesota contributed to the year-over-year unfavorable variance.

    Real Estate

    (formerly known as Land Sales and Development)

        -- Operating income for the segment was $7.4 million, compared with $1.5 million for the second quarter 2006. The improved results were attributable primarily to the sale of non-core lands. These non-strategic lands require less market preparation than our higher and better use
            (HBU) lands, and therefore are more readily available for sale, but also carry lower average retail values per acre than our expected HBU sales will bring.

        -- With establishment of the real estate infrastructure during the first quarter of 2007, Potlatch was able to successfully complete the sale of 7,472 acres of non-core land primarily in Minnesota and Idaho at an average price of $1,146 per acre.

        -- During the second quarter, Potlatch deferred approximately $20 million in built-in-gain taxes from REIT land sales by matching land sales with acquisitions such as our 76,000-acre Wisconsin purchase.

    As noted, progress continues on Potlatch's intensive land value stratification process, which was announced on December 11, 2006.
Through the stratification process, the company identified
250,000-300,000 acres that are non-strategic to its core forestland operations that it expects to sell over the next 10 years.

    Wood Products

        -- Operating income for the segment was $6.4 million, compared to $3.6 million for the second quarter 2006.

    Lumber results continued to be buoyed by sales of inland red cedar even though cedar logs comprised a smaller portion of lumber production than in previous quarters, due primarily to seasonality. Even in a difficult pricing environment, Potlatch continues to generate positive cash flow in the Wood Products segment. The Potlatch FSC lumber business is growing rapidly from year to year, as evidenced by second quarter FSC sales and volume figures increasing three-fold over last year's second quarter.

    Pulp and Paperboard

        -- Operating income for the segment was $17.0 million, compared to an operating loss of $5.4 million for the second quarter 2006.

        -- Shipments increased 5 percent compared to the second quarter 2006 as both mills ran very well.

        -- Pulp prices are as strong as they have been at any time in the last 12 years.

        -- Market prices for paperboard products were 7 percent higher in the quarter compared to the second quarter 2006. Furthermore, the results were augmented by the sale of increased volumes of higher quality products to an expanded customer mix.

    The division's success in commercial markets is enhanced by Potlatch's ability to provide paperboard that is FSC certified.
Customers recognize that this certification means that the fiber being used in producing Potlatch's products is sustainable in nature, the methods used to harvest are sensitive to the environment, and that is of value to them.

    Consumer Products (or "Tissue")

        -- Operating income for the segment was $4.1 million, compared to $7.0 million for the same period last year.

    Pulp prices increased by 23 percent with a $5.7 million negative cost impact for the quarter compared to the same period last year, but the segment has not seen a corresponding increase in retail pricing for tissue. Thus, margins are being squeezed. Offsetting this are efforts to reduce freight and increase converting capacity that has allowed the segment to shift its sales mix away from un-converted, bulk parent rolls to finished products.

    Other Items

    In the second quarter of 2007, the company recorded an income tax provision of $6.3 million related to continuing operations. The income tax provision was due to pre-tax income for the company's taxable REIT subsidiary.

    Dividend Distribution

    During the second quarter, Potlatch paid a regular quarterly distribution on the company's common stock of $0.49 per share.

    Outlook

    "Our performance in the first half of this year reinforces our conviction that we have the right strategy for Potlatch," remarked Mr. Covey. "Regardless of the business environment, we remain focused on our long-term goals of concentrating on our timberlands business and capitalizing on our real estate segment.

    "We expect log pricing to remain firm in all regions. Lumber prices have increased by approximately 7 percent since the fourth quarter of 2006. We anticipate additional downward pressure on framing lumber in the third and fourth quarter, and anticipate cedar to remain firm. In addition, we anticipate paperboard markets to remain strong throughout the second half of the year, and we believe Potlatch is well positioned to capitalize on this strength with a continuation of exceptional production at both the Arkansas and Idaho paper mills. We expect tissue margins to remain under pressure due to high pulp costs anticipated for the balance of 2007."

    Mr. Covey concluded, "We believe Potlatch is on target to achieve its 2007 goal of 15,000-20,000 acres in land sales by the end of this year, as interest and demand for rural recreational land property remains strong."

    Conference Call Information

    A live Web Cast and conference call will be held today, July 26, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the Web Cast at www.potlatchcorp.com and conference call by dialing 1-866-383-8009 for U.S./Canada and 1-617-597-5342 for calls outside the U.S./Canada. Participants will be asked to provide pass code number 65659071.

    For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until August 2, 2007, by calling 1-888-286-8010 for U.S./Canada, or 1-617-801-6888 for calls outside the U.S./Canada, and entering pass code number 55546446.

    About Potlatch

    Potlatch is a Real Estate Investment Trust (REIT) with 1.5 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company also conducts a real estate sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

    Forward-Looking Statements

    This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, future land sales and closings, like-kind exchanges and tax consequences, direction of markets, product pricing, pulp costs and margins. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch's products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company's products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.



          Potlatch Corporation and Consolidated Subsidiaries
          Statements of Operations and Comprehensive Income
     Unaudited (Dollars in thousands - except per-share amounts)

                                 Quarter Ended      Six Months Ended
                              -------------------- -------------------
                                    June 30,            June 30,
                                  2007      2006       2007      2006
----------------------------------------------------------------------
Revenues                      $414,714  $413,293   $800,920  $814,517
----------------------------------------------------------------------
Costs and expenses:
  Depreciation, depletion and
   amortization                 19,320    19,327     38,672    38,979
  Materials, labor and other
   operating expenses          325,985   358,815    661,730   691,731
  Selling, general and
   administrative expenses      20,987    21,673     41,878    44,995
  Restructuring charge              35         -      2,832         -
----------------------------------------------------------------------
                               366,327   399,815    745,112   775,705
----------------------------------------------------------------------
Earnings from continuing
 operations before interest
 and taxes                      48,387    13,478     55,808    38,812

Interest expense                (7,340)   (7,323)   (14,891)  (14,682)
Interest income                    596       295        897     1,097
----------------------------------------------------------------------
Earnings from continuing
 operations before taxes        41,643     6,450     41,814    25,227
Provision (benefit) for taxes    6,250    (1,795)       983   (52,332)
----------------------------------------------------------------------
Earnings from continuing
 operations                     35,393     8,245     40,831    77,559
----------------------------------------------------------------------
Discontinued operations:
  Loss from discontinued
   operations (including gain
   (loss) on disposal of $55,
   $-, $(35,774) and $-)        (1,396)   (6,346)   (39,443)  (10,406)
 Income tax provision
  (benefit)                         47      (507)    (2,786)     (977)
----------------------------------------------------------------------
                                (1,443)   (5,839)   (36,657)   (9,429)
----------------------------------------------------------------------
Net earnings                  $ 33,950  $  2,406   $  4,174  $ 68,130
======================================================================
Other comprehensive income,
 net of tax                   $  1,047  $      -   $  2,734  $      -
----------------------------------------------------------------------
Comprehensive income          $ 34,997  $  2,406   $  6,908  $ 68,130
======================================================================
Earnings per common share
 from continuing operations:
    Basic                     $   0.91  $   0.21   $   1.05  $   2.27
    Diluted                       0.90      0.21       1.04      2.26
Loss per common share from
 discontinued operations:
    Basic                        (0.04)    (0.15)     (0.94)    (0.28)
    Diluted                      (0.04)    (0.15)     (0.93)    (0.27)
Net earnings per common
 share:
    Basic                         0.87      0.06       0.11      1.99
    Diluted                       0.87      0.06       0.11      1.98
Average shares outstanding
 (in thousands):
    Basic                       39,027    38,681     38,989    34,159
    Diluted                     39,242    38,819     39,232    34,336
----------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform to the current period presentation.




On March 31, 2006, the Company paid a special earnings and profit distribution, consisting of approximately 9.1 million shares of common stock and $89 million in cash, in association with the REIT conversion. Reflected below are pro forma results giving effect to the common stock distribution for diluted earnings per common share for the quarter and six months ended June 30, 2006, as if the common stock portion of the distribution had occurred at the beginning of each period:

                                      Quarter Ended   Six Months Ended

                                     ---------------------------------
                                           June 30,           June 30,
                                               2006               2006

                                     ---------------------------------
Per diluted common share:
    Earnings from continuing
     operations
       As reported                            $0.21              $2.26
       Pro forma                               0.21               2.00

    Net earnings
       As reported                             0.06               1.98
       Pro forma                               0.06               1.76




          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
     Unaudited (Dollars in thousands - except per-share amounts)


                                                June 30,  December 31,
                                                    2007          2006
----------------------------------------------------------------------
Assets
Current assets:
   Cash                                       $    6,754    $    7,759
   Restricted cash                                     -         6,673
   Short-term investments                         31,394        21,564
   Receivables, net                              108,638       135,105
   Inventories                                   165,906       168,816
   Prepaid expenses                               18,653        16,602
----------------------------------------------------------------------
      Total current assets                       331,345       356,519
Land other than timberlands                        8,549         8,554
Plant and equipment, at cost less accumulated
 depreciation                                    523,759       562,387
Timber, timberlands and related deposits, net    382,579       391,577
Pension assets                                   127,140       118,355
Other assets                                      35,496        20,215
----------------------------------------------------------------------

                                              $1,408,868    $1,457,607
======================================================================
Liabilities and Stockholders' Equity
Current liabilities:
   Current installments on long-term debt     $    3,209    $    6,157
   Accounts payable and accrued liabilities      179,699       190,107
----------------------------------------------------------------------
      Total current liabilities                  182,908       196,264
Long-term debt                                   321,285       321,474
Liability for pensions and other
 postretirement benefits                         287,257       289,791
Other long-term obligations                       16,777        19,059
Deferred taxes                                    48,627        53,160
Stockholders' equity                             552,014       577,859
----------------------------------------------------------------------

                                              $1,408,868    $1,457,607
======================================================================

Stockholders' equity per common share         $    14.14    $    14.88
Working capital                               $  148,437    $  160,255
Current ratio                                      1.8:1         1.8:1
----------------------------------------------------------------------




          Potlatch Corporation and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                   Unaudited (Dollars in thousands)


                                                   Six Months Ended
                                                 ---------------------
                                                       June 30,
                                                     2007        2006

----------------------------------------------------------------------
Cash Flows From Operations
  Net earnings                                   $  4,174   $  68,130
  Adjustments to reconcile net earnings to net
   operating cash flows:
     Loss from discontinued operations              3,674       9,429
     Loss on disposal of discontinued operations   32,983           -
     Depreciation, depletion and amortization      38,672      38,979
     Proceeds from sales deposited with a like-
      kind exchange intermediary                  (14,829)          -
     Non-cash cost of real estate sold                403         110
     Deferred taxes                                (3,495)    (53,331)
     Equity-based compensation expense              2,839       1,942
     Employee benefit plans                        (7,565)     (1,464)
     Other                                            385       2,215
  Working capital changes                          17,099      42,011
  Excess tax benefit from share-based payment
   arrangements                                    (2,192)       (528)
  Income tax benefit related to stock issued in
   conjunction with stock compensation plans          958       1,086
----------------------------------------------------------------------

     Net cash provided by operating activities
      from continuing operations                   73,106     108,579
----------------------------------------------------------------------

Cash Flows From Investing
  Decrease (increase) in short-term investments    (9,830)     43,240
  Additions to plant and properties               (33,097)    (25,806)
  Deposits on timberlands                         (54,021)          -
  Other, net                                         (173)     (3,813)
----------------------------------------------------------------------

     Net cash provided by (used for) investing
      activities from continuing operations       (97,121)     13,621
----------------------------------------------------------------------

Cash Flows From Financing
  Change in book overdrafts                        (3,319)      5,564
  Issuance of common stock                          3,654       5,479
  Issuance of treasury stock                            -         513
  Repayment of long-term debt                      (3,137)     (2,336)
  Distributions to common stockholders            (38,244)   (127,133)
  Excess tax benefit from share-based payment
   arrangements                                     2,192         528
  Other, net                                       (1,654)       (196)
----------------------------------------------------------------------
     Net cash used for financing activities from
      continuing operations                       (40,508)   (117,581)
----------------------------------------------------------------------
Cash flows from continuing operations             (64,523)      4,619
Cash flows of discontinued operations:
  Operating cash flows                                153      (3,271)
  Investing cash flows                             63,365      (1,509)
  Financing cash flows                                  -           -
----------------------------------------------------------------------
Decrease in cash                                   (1,005)       (161)
Cash at beginning of period                         7,759       6,133
----------------------------------------------------------------------
Cash at end of period                            $  6,754   $   5,972
======================================================================

Certain prior period amounts have been reclassified to conform to the current period presentation.




                              Highlights
     Unaudited (Dollars in thousands - except per-share amounts)

                                       Quarter Ended  Six Months Ended
                                       ------------- -----------------
                                         June 30,         June 30,
                                         2007   2006        2007  2006

----------------------------------------------------------------------
Distributions per common share (1)
 (annual rate)                          $1.96  $1.96       $1.96 $1.96

======================================================================
(1) Distributions for 2006 reflect the annualized rate, after adjustment for a special earnings and profit distribution of $15.15 per common share paid in the first quarter.




                         Segment Information
                   Unaudited (Dollars in thousands)

                              Quarter Ended        Six Months Ended

                           --------------------- ---------------------
                                 June 30,              June 30,
                                2007       2006        2007       2006
----------------------------------------------------------------------
Revenues
  Resource                 $ 72,438   $ 66,598   $ 131,704  $ 129,786
----------------------------------------------------------------------
  Real Estate                 8,563      2,031       8,656      2,671
----------------------------------------------------------------------
  Wood Products
    Lumber                   92,221    107,671     180,929    213,068
    Plywood                  14,080     15,368      27,716     29,795
    Particleboard             5,676      5,012      10,592      9,210
    Other                    12,496     10,628      24,407     22,434
----------------------------------------------------------------------
                            124,473    138,679     243,644    274,507
----------------------------------------------------------------------
  Pulp and Paperboard
    Paperboard              142,711    132,130     273,487    264,663
    Pulp                     26,111     15,317      46,235     30,807
    Other                       318        294         580        613
----------------------------------------------------------------------
                            169,140    147,741     320,302    296,083
----------------------------------------------------------------------
  Consumer Products         105,933    117,142     216,185    216,677
----------------------------------------------------------------------
                            480,547    472,191     920,491    919,724
Intersegment revenues       (65,833)   (58,898)   (119,571)  (105,207)
----------------------------------------------------------------------

Total revenues             $414,714   $413,293   $ 800,920  $ 814,517
======================================================================

Operating income (loss)
  Resource                 $ 19,937   $ 16,110   $  33,097  $  34,552
  Real Estate                 7,374      1,491       7,007      1,980
  Wood Products               6,388      3,622       8,578     11,065
  Pulp and Paperboard        17,005     (5,396)     10,976     (2,395)
  Consumer Products           4,092      6,984       8,867     13,873
  Eliminations                4,026      1,050       8,973      1,720
----------------------------------------------------------------------
                             58,822     23,861      77,498     60,795
Corporate                   (17,179)   (17,411)    (35,684)   (35,568)
----------------------------------------------------------------------
Earnings from continuing
 operations before taxes   $ 41,643   $  6,450   $  41,814  $  25,227
======================================================================

Certain prior period amounts have been reclassified to conform to the current period presentation.

    CONTACT: Potlatch Corporation
             (Media)
             Matt Van Vleet, 509-254-1571
             or
             (Investors)
             Douglas D. Spedden, 509-835-1549